Exhibit 4.2

FOURTH AMENDMENT TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT (this “Amendment”), dated as of October 31, 2016, amends and modifies that certain Second Amended and Restated Credit Agreement, dated as of October 29, 2012 (as amended by the First Amendment thereto dated October 29, 2013, the Second Amendment thereto dated November 3, 2014 and the Third Amendment thereto dated October 29, 2015, the “Credit Agreement”), among Otter Tail power company (the “Borrower”), U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Agent”), and the Lenders, as defined therein. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

FOR VALUE RECEIVED, the Borrower, the Lenders and the Agent agree that the Credit Agreement is amended as follows.

ARTICLE I - AMENDMENTS

1.1         The definition of “Termination Date” appearing in Section 1.1 of the Credit Agreement is hereby amended to replace the date “October 29, 2020” with the date “October 29, 2021”.

1.2         Section 1.1 of the Credit Agreement is hereby amended to insert the following definitions alphabetically therein:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3         The definition of “Defaulting Bank” appearing in Section 1.1 of the Credit Agreement is hereby amended to delete the word “or” now appearing in clause (e) therein and substitute a comma “,” therefor and insert immediately after the phrase “an instrumentality thereof” the following: “or (iii) has or whose parent company has become the subject of a Bail-In Action”.

1.4         Article XII of the Credit Agreement is hereby amended to insert the following new Section 12.18 at the end thereof:

Section 12.18         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

1.5         Article VII of the Credit Agreement is hereby amended to insert the following new Section 7.19 at the end thereof:

Section 7.19:   EEA Financial Institutions. Neither the Borrower nor any Subsidiary is an EEA Financial Institution.

1.6         Section 2.11(g) of the Credit Agreement is hereby amended to restate the second sentence therein in its entirety as follows:

“Subject to Section 12.18, nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Bank which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.”

1.7           Schedule 1.1(a) (Commitments and Percentages), Schedule 1.1(b) (Material Subsidiaries), Schedule 7.6 (Litigation and Contingent Liabilities), Schedule 7.15 (Subsidiaries), Schedule 7.16 (Partnerships/Joint Ventures), Schedule 9.4 (Stock Ownership Transactions), Schedule 9.7 (Investments), Schedule 9.8 (Liens) and Schedule 9.10 (Transactions with Related Parties), are hereby amended in their entirety to be in the forms of Schedule 1.1(a), Schedule 1.1(b), Schedule 7.6, Schedule 7.15, Schedule 7.16, Schedule 9.4, Schedule 9.7, Schedule 9.8 and Schedule 9.10 attached hereto and made a part hereof.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Agent and the Lenders that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding agreement of the Borrower, enforceable in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

ARTICLE III - CONDITIONS PRECEDENT

This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

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3.1         Warranties. Before and after giving effect to this Amendment, the representations and warranties in the Credit Agreement shall be true and correct as though made on the date hereof with respect to representations and warranties containing qualifications as to materiality, and true and correct as though made on the date hereof in all material respects with respect to representations and warranties without qualifications as to materiality, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.2         Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.3         Documents. The Borrower, the Agent and the Lenders shall have executed and delivered this Amendment.

3.4         Fees. The Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, without limitation, (i) all fees set forth in that certain Fee Letter by and between the Borrower and the Agent dated as of October 31, 2016 and (ii) to the extent invoiced reasonably in advance, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

ARTICLE IV - GENERAL

4.1         Expenses. The Borrower agrees to reimburse the Agent upon demand for all reasonable expenses (including reasonable attorneys' fees and legal expenses) incurred by the Agent in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith.

4.2         Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

4.3         Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

4.4         Governing Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

4.5         Successors; Enforceability. This Amendment shall be binding upon the Borrower, the Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Lenders and the successors and assigns of the Agent and the Lenders. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

OTTER TAIL POWER COMPANY

By:	/s/ Kevin Moug

Title:	Treasurer

4334 18th Avenue South
Suite 200
Fargo, North Dakota 58103
Attention:	Mr. Kevin G. Moug,
Treasurer
Telephone: (701) 451-3562
Fax: (701) 232-4108

(Signature Page to Fourth Amendment to Otter Tail Power Company Credit Agreement)

U.S. BANK NATIONAL ASSOCIATION,
as Agent and a Bank

By:	/s/ Jacquelyn Ness

Title:	Vice President

505 Second Avenue North
Mail Code EP-ND-0630
Fargo, ND 58102
Attention: Jacquelyn Ness, Vice President
Telephone: (701) 280-3655
Fax: (701) 280-3580

(Signature Page to Fourth Amendment to Otter Tail Power Company Credit Agreement)

JPMORGAN CHASE BANK, N.A., as a Co-Syndication Agent and as a Bank

By:	/s/ Justin Martin
Title:	Authorized Officer

10 South Dearborn, 9th Floor, IL1-0090
Chicago, IL 60603
Attention: Justin Martin
Telephone: (312) 732-4441
Fax: (312) 732-1762

(Signature Page to Fourth Amendment to Otter Tail Power Company Credit Agreement)

BANK OF AMERICA, N.A., as Co-Syndication Agent and as a Bank

By:	/s/ Casey Klepsch

Title:	Assistant Vice President

IL4-135-04-13
135 South LaSalle Street
Chicago, IL 60603
Attention:	Casey Klepsch
Telephone:	(312) 904-7465
Fax: (312) 992-9981

(Signature Page to Fourth Amendment to Otter Tail Power Company Credit Agreement)

KEYBANK NATIONAL ASSOCIATION, as Documentation Agent and as a Bank

By:	/s/ Keven D. Smith

Title:	Senior Vice President

127 Public Square
Mail Code: OH-01-27-1125
Cleveland, OH 44114
Attention: Keven D. Smith
Telephone: (206) 343-6966
Fax: (216) 689-4981

(Signature Page to Fourth Amendment to Otter Tail Power Company Credit Agreement)

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Bank

By:	/s/ Keith Luettel

Title:	Director

90 S 7th Street, 7th Floor
MAC: N9305-070
Minneapolis, MN 55408
Attention:	Keith Luettel
Tel: 612-667-4747
Fax: 612-316-0506

(Signature Page to Fourth Amendment to Otter Tail Power Company Credit Agreement)

COBANK, ACB, as a Co-Documentation Agent and as a Bank

By:	/s/ John H. Kemper

Title:	Vice President

5500 South Quebec St.
Greenwood Village, CO 80111
Attention: John Kemper
Telephone: 303-740-6576
Fax: 303-224-2615

(Signature Page to Fourth Amendment to Otter Tail Power Company Credit Agreement)

Schedule 1.1(a)

Commitments and Percentages

Bank	Initial Commitment:	Percentage:

U.S. Bank National Association	$52,500,000	30.882352941176%
JPMorgan Chase Bank, N.A.	$32,500,000	19.117647058824%
Bank of America, N.A.	$32,500,000	19.117647058824%
KeyBank National Association	$17,500,000	10.294117647059%
CoBank, ACB	$17,500,000	10.294117647059%
Wells Fargo Bank, National Association	$17,500,000	10.294117647059%

Total:	$170,000,000	100%

Schedule 1.1(b)

Material Subsidiaries of Otter Tail Power Company

None

Schedule 7.6

Litigation (Section 7.6)
Contingent Liabilities (Section 7.6)

Ameren Services Company, etal v. FERC DC Circuit Case No. 07-1141.  The case is an appeal from FERC challenging its treatment of MISO Revenue Sufficiency Guarantee (“RSG”) charges for entities participating in the MISO wholesale energy market since the market’s start on April 1, 2005.  Otter Tail Power was a participant in the market and could be adversely affected by certain outcomes.

Contingent Liabilities

Based on a potential reduction by the FERC in the ROE component of the MISO Tariff, OTP has recorded a $2.4 million liability on its balance sheet as of September 30, 2016, representing OTP’s best estimate of a refund obligation that would arise, net of amounts that would be subject to recovery under state jurisdictional TCR riders, if FERC orders a reduction in ROE component of the MISO Tariff.

In 2014, the Environmental Protection Agency (EPA) published proposed standards of performance for CO2 emissions from new fossil fuel-fired power plants, proposed CO2 emission guidelines for existing fossil fuel-fired power plants and proposed CO2 standards of performance for CO2 emissions from reconstructed and modified fossil fuel-fired power plants under section 111 of the Clean Air Act. The EPA published final rules for each of these proposals on October 23, 2015. All of these rules have been challenged on legal grounds and are currently pending in the D.C. Circuit. On February 9, 2016 the U.S. Supreme Court granted a stay of the CO2 emission guidelines for existing fossil fuel-fired power plants, pending disposition of petitions for review in the D.C. Circuit and disposition of a petition for a writ of certiorari seeking review by the U.S. Supreme Court, if such a writ is sought. Oral argument before all the judges of the D.C. Circuit (en banc review) was held on September 28, 2016. Uncertainty regarding the status of the rules will likely continue for some time. OTP is actively engaged with the stakeholder processes in each of its states that have continued to move forward with planning efforts during the stay.

Schedule 7.15
Subsidiaries (Section 7.15)

None.

Schedule 7.16

Partnerships/Joint Ventures (Section 7.16)

In the ordinary course of business, the Borrower has entered into contractual arrangements with other regional utilities providing for ownership interests (both as tenants-in-common and discretely) in transmission and generation assets.

Schedule 9.4

Stock Ownership Transactions (Section 9.4)

None.

Schedule 9.7

Investments (Section 9.7)

Otter Tail Power Company
Detail of Investments

As of September 30, 2016
Investment in Loan Pools	$68,000
Other Miscellaneous	10,110
Relocation Loans to Employee	50,000
Trusts Associated Large Joint Transmission Projects	5,236,522

$5,364,632

Schedule 9.8

Liens (Section 9.8)

None.

Schedule 9.10
Transactions with Related Parties (Section 9.10)

None.